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Exhibit 23.3

MEMORANDUM

TO	:	Mr Danie van den Bergh
COMPANY	:	Durban Roodepoort Deep Limited
FROM	:	Mike Sperinck
DATE	:	31 August 2002
SUBJECT	:	RESERVE STATEMENT FOR DRD

Dear Danie,

In response to your request, Resource Services Group ("RSG") has undertaken an independent audit of Durban Roodepoort Deep Limited's ("DRD") total reserves as declared on the 30th of June 2002.

This included a full independent audit of the company's gold operations, including the North West (Hartebeesfontein ("Harties") and Buffelsfontein ("Buffels")), Blyvooruitzicht ("Blyvoor"), Crown operations in South Africa, and the Tolukuma mine in Papua New Guinea. RSG is familiar with many of the operations having carried out a similar audit in August 1998. Since then, however, a number of additional operations have been purchased, while others have closed. Of those new operations not included in the previous audit, individual members of the RSG team have carried out similar audits on these operations within the last three years.

RSG has found that the classification of the reserves contained in the attached tables as prepared by the Competent (or Qualified) persons from DRD are reported in accordance with the definitions of reserves as defined in the SEC Guide 7 definitions. For ease of reference the definitions of reserves are provided below.

Reserves:	That part of a mineral deposit, which could be economically and legally extracted or produced at the time of the reserve determination
Proven Reserves:
Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes: grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content are well-established.
Probable Reserves:
Reserves for which the quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the site for inspection, sampling, and measurement are further apart or are otherwise less adequately spaced. However, the degree of assurance, although lower than for that for proven reserves, is high enough to assume continuity between points of observation.

In no instances are inferred resources included in the reserve tables, or have they been included in any of the cash flow models.

RSG is an exploration, mining and resource consulting firm, which has been providing services and advice to the international mineral industry and financial institutions since 1987. This report has been compiled by Mr Mike Sperinck (MAUSIMM and SACNASP), and Mr Colin Jones (MAUSIMM) who have the appropriate relevant qualifications, experience, competence and independence to be considered an independent "Competent Person" or "Qualified Person" under the definitions provided in the Codes and Instruments. They each have over 20 years experience in the mining industry and regularly carry out due diligence studies and technical audits around the world for mining companies and financial institutions.

The audit process undertaken by RSG has been carried out through the review of the data, techniques, procedures and parameters used in the resource and reserve preparation during three separate site visits to the South African operations, and an extended trip to the Tolukuma operation. DRD personnel, or suitably qualified contractors, undertook the work with input and discussion from RSG. The audit included sampling, assaying, resource estimation, classification, conversion to reserves through the mine planning process, costing and mining factors. All reserves that have been included in the reserve tabulation are included in the current life of mine plans.

Combined Projects Total Reserves
DRD—Reserve Statement (30 June 2002)

Mineral Reserve Category	Tonnes (Mt)	Grade (g/t)	Gold (koz)
Proved
Underground	41.69	7.0	9,324
Open-pit	—	—	—
Surface	56.25	0.7	1,257
Subtotal	97.93	3.4	10,581
Probable
Underground	30.81	5.8	5,723
Open-pit	0.52	1.5	25
Surface	35.36	0.6	738
Subtotal	66.68	3.0	6,486

Total	164.62	3.2	17,067

			Kg's 530,834

Note: These are total project reserves and are not adjusted for the shareholding attributable to DRD.

Blyvoor
Blyvoor—Reserve Statement (30 June 2002)

Mineral Reserve Category	Tonnes (Mt)	Grade (g/t)	Gold (koz)
Proved
Underground	19.23	6.9	4,261
Open-pit	—	—	—
Surface	7.33	1.1	249
Subtotal	26.57	5.3	4,510
Probable
Underground	15.47	5.5	2,725
Open-pit	—	—	—
Surface	—	—	—
Subtotal	15.47	5.5	2,725

Total	42.03	5.4	7,235

			Kg's 225,024

The Table below indicates the Reserve parameters utilised

			Blyvoor U/G	Blyvoor Surface
Working Cost	R'mill		531.07	74.99
	R/t		475.82	55.80
Tonnes milled	t		1,116,049	1,343,951
Gold price	R/Kg		102,500	102,500
Plant recovery		%	95	75
Mine call factor		%	84
Mining Factors
Sundries		%	7	—
Off-reef		%	4	—
Reclamation		%	100	100
Development		%	1	—
Discrepancy		%	8	—
Stoping width	cm		105	—

Note: All currencies in the table above are expressed in South African Rands.

Harties
Harties—Reserve Statement (30 June 2002)

Mineral Reserve Category	Tonnes (Mt)	Grade (g/t)	Gold (koz)
Proved
Underground	19.27	7.1	4,394
Open-pit	—	—	—
Surface	—	—	—
Subtotal	19.27	7.1	4,394
Probable
Underground	13.54	6.0	2,611
Open-pit	0.52	1.5	25
Surface	2.26	0.7	54
Subtotal	16.31	5.1	2,690

Total	35.59	6.2	7,084

			Kg's 220,325

        The Table below indicates the Reserve parameters utilised.

			Harties U/G	Harties Surface + Pit
Working Cost	R'mill		978.50	163.32
	R/t		371.54	74.97
Tonnes milled	t		2,633,633	2,178,367
Gold price	R/Kg		102,500	102,500
Plant recovery		%	96	80
Mine call factor		%	81	100
Mining Factors
Sundries		%	15	—
Off-reef		%	7	—
Reclamation		%	103	—
Development		%	0.78	—
Discrepancy		%	15	—
Stoping width	cm		119	—

Note: All currencies in the table above are expressed in South African Rands.

Buffels
Buffels—Reserve Statement (30 June 2002)

Mineral Reserve Category	Tonnes (Mt)	Grade (g/t)	Gold (koz)
Proved
Underground	3.11	6.4	636
Open-pit	—	—	—
Surface	—	—	—
Subtotal	3.11	6.4	636
Probable
Underground	1.71	6.2	342
Open-pit	—	—	—
Surface	18.55	0.6	352
Subtotal	20.26	1.1	694

Total	23.37	1.8	1,330

			Kg's 41,370

        The Table below indicates the Reserve parameters utilised.

			Buffels U/G	Buffels surface
Working Cost	R'mill		285.36	96.25
	R/t		490.48	30.50
Tonnes milled	t		581,801	3,156,000
Gold price	R/Kg		102,500	102,500
Plant recovery		%	96	70
Mine call factor		%	81	100
Mining Factors
Sundries		%	10	—
Off-reef		%	4	—
Reclamation		%	100	—
Development		%	1.21	—
Discrepancy		%	15	—
Stoping width	cm		115	—

Note: All currencies in the table above are expressed in South African Rands.

Crown
Crown—Reserve Statement (30 June 2002)

Mineral Reserve Category	Tonnes (Mt)	Grade (g/t)	Gold (koz)
Proved
Underground	—	—	—
Open-pit	—	—	—
Surface	48.92	0.6	1,008
Subtotal	48.92	0.6	1,008
Probable
Underground	—	—	—
Open-pit	—	—	—
Surface	14.55	0.7	333
Subtotal	14.55	0.7	333

Total	63.46	0.7	1,340

			Kg's 41,684

        The Table below indicates the Reserve parameters utilised.

			Crown
Working Cost	R'mill		339.79
	R/t		29.33
Tonnes milled	t		11,585,000
Gold price	R/Kg		102,500
Plant recovery		%	61.5
Mine call factor		%	100
Mining Factors
Reclamation		%	100

Note: All currencies in the table above are expressed in South African Rands.

Tolukuma
Tolukuma—Reserve Statement (30 June 2002)

Mineral Reserve Category	Tonnes (Mt)	Grade (g/t)	Gold (koz)
Proved
Underground	0.064	16.70	34
Open-pit			—
Surface			—
Subtotal	0.06	16.7	34
Probable
Underground	0.098	13.90	44
Open-pit			—
Surface			—
Subtotal	0.10	13.9	44

Total	0.16	15.0	78

			Kg's 2,431

Due to the nature of the orebodies mined at Tolukuma, a single table cannot be used to show the individual parameters utilised in the conversion to reserves. However, RSG has viewed the methodology and input parameters and found that they are reasonable for this type of orebody in a remote location.

Please do not hesitate to contact me should you have any queries or require further details.

With best regards

RESOURCE SERVICE GROUP

/s/ Mike Sperinck

Mike Sperinck
SENIOR CONSULTANT

This document has been prepared for the exclusive use of DRD ("Client") on the basis of instructions, information and data supplied by them. No warranty or guarantee, whether express or implied, is made by RSG with respect to the completeness or accuracy of any aspect of this document and no party, other than the Client, is authorised to or should place any reliance whatsoever on the whole or any part or parts of the document RSG does not undertake or accept any responsibility or liability in any way whatsoever to any person or entity in respect of the whole or any part or parts of this document, or any errors in or omissions from it, whether arising from negligence or any other basis in law whatsoever.

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  Exhibit 23.3